EXHIBIT 5.1

BUKER, JONES, MORTON & HALEY, P.C.

Attorneys At Law

South Terraces, Suite 170

115 Perimeter Center Place

Atlanta, Georgia 30346-1238

Richard W. Jones www.corplaw.net Telephone 770-804-0500

email: jones@corplaw.net Facsimile 770-804-0509

September 29, 2000

Board of Directors

SED International Holdings, Inc.

4916 North Royal Atlanta Drive

Tucker, Georgia 30085

Re: SED International Holdings, Inc. 1999 Stock Option Plan -- Registration Statement on Form S-8

Gentlemen:

We have acted as special counsel to SED International Holdings, Inc., a Georgia corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") and the filing thereof with the Securities and Exchange Commission (the "Commission"). Pursuant to the Registration Statement, the Company intends to register under the Securities Act of 1933, as amended (the "Securities Act"), an aggregate of 2,400,000 shares (the "Shares") of its $.01 par value common stock (the "Common Stock"), of the Company. The Shares represent (i) 349,000 shares of Common Stock which may be acquired upon the exercise of options previously granted under the Company's 1999 Stock Option Plan (the "1999 Plan") and (ii) 2,051,000 shares of Common Stock which may be issued as restricted stock or acquired upon the exercise of options which may be granted in the future under the 1999 Plan.

The opinion hereinafter set forth is given to the Company pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K. The only opinion rendered by this firm consists of the matter set forth in numbered paragraph (1) below (our "Opinion"), and no other opinion is implied or to be inferred beyond such matters. Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

Our Opinion is furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon by the Company only in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referred to by or filed with any other person or entity without our prior written permission.

In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the record of corporate proceedings and the 1999 Plan and factual statements made to us by the officers and directors of the Company. In making all of our examinations, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

Members of this firm are admitted to the Bar of the State of Georgia and are duly qualified to practice law in that state. We do not herein express any opinion concerning any matter or law of any other state or jurisdiction. The Opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

Based upon and subject to the foregoing, we are of the following opinion:

(1) the Shares, when issued upon the exercise of options granted in accordance with the terms of the 1999 Plan, against payment in full of the exercise price therefore, if any, established in accordance with the 1999 Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

Very truly yours,

BUKER, JONES, MORTON & HALEY, P.C.

By: /s/ RICHARD W. JONES

Richard W. Jones, Esq.

Partner